Resource Center: 1-800-732-6643
Exhibit 99.1
Contact:     Pete Bakel
202-752-2034
Date:    February 21, 2014

Fannie Mae Reports Comprehensive Income of $84.8 Billion for 2013 and $6.6 Billion for Fourth Quarter 2013

Fannie Mae Paid Treasury $82.5 Billion in Dividends in 2013

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Fannie Mae reported annual net income for 2013 of $84.0 billion, which includes the release of the company’s valuation allowance against its deferred tax assets, and annual pre-tax income for 2013 of $38.6 billion.

•	Fannie Mae reported net income of $6.5 billion for the fourth quarter of 2013, the company’s eighth consecutive quarterly profit, and pre-tax income of $8.3 billion for the fourth quarter of 2013.

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Fannie Mae will pay Treasury $7.2 billion in dividends in March 2014. With the March dividend payment, Fannie Mae will have paid a total of $121.1 billion in dividends to Treasury in comparison to $116.1 billion in draw requests since 2008. Dividend payments do not offset prior Treasury draws.

•	Fannie Mae has funded the mortgage market with approximately $4.1 trillion in liquidity since 2009, enabling families to buy, refinance, or rent a home.

•	Fannie Mae is supporting the housing recovery by providing access to affordable mortgages and by helping to build a safer, transparent, and sustainable housing finance system.

•
While Fannie Mae expects to be profitable for the foreseeable future, the company does not expect to repeat its 2013 financial results, as those results were positively affected by the release of the company’s valuation allowance against its deferred tax assets, a significant increase in home prices during the year, and the large number of resolutions the company reached relating to representation and warranty matters and servicing matters.

WASHINGTON, DC — Fannie Mae (FNMA/OTC) reported annual net income of $84.0 billion and annual pre-tax income of $38.6 billion in 2013. This compares to net income of $17.2 billion and pre-tax income of $17.2 billion in 2012. Fannie Mae reported net income of $6.5 billion for the fourth quarter of 2013, the company’s eighth consecutive quarterly profit, and pre-tax income of $8.3 billion for the fourth quarter of 2013. The company’s comprehensive income of $6.6 billion for the fourth quarter of 2013 contributed to Fannie Mae’s positive net worth of $9.6 billion as of December 31, 2013.
Fannie Mae will pay Treasury $7.2 billion in March 2014 as a dividend on the senior preferred stock, marking the first time in which the company’s cumulative dividend payments to Treasury will exceed its total draws. Under the senior preferred stock purchase agreement, the payment of dividends does not offset prior draws.
Fannie Mae’s strong 2013 pre-tax results were driven by continued stable revenues, credit-related income, and fair value gains. Credit-related income was positively affected by an increase in home prices, a decline

Fourth Quarter and Full Year 2013 Results	1

in serious delinquency rates, and updated assumptions and data used to estimate the company’s allowance for loan losses in 2013. Fannie Mae’s 2013 financial results also were positively affected by the release of the company’s valuation allowance against its deferred tax assets and the large number of resolutions the company entered into during the year relating to representation and warranty matters and servicing matters.
While Fannie Mae remains under conservatorship and subject to the restrictions of the senior preferred stock purchase agreement with Treasury, the company has undergone significant changes over the past several years resulting in improved financial performance and a stronger book of business. Fannie Mae expects to remain profitable for the foreseeable future. While the company expects its annual earnings to remain strong over the next few years, it expects its net income in future years will be substantially lower than its net income for 2013. For more information about Fannie Mae’s expectations for its future financial performance, see the company’s annual report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 21, 2014.
ABOUT FANNIE MAE’S CONSERVATORSHIP
Fannie Mae has operated under the conservatorship of the Federal Housing Finance Agency (“FHFA”) since September 6, 2008. Fannie Mae has not received funds from Treasury since the first quarter of 2012. The funding the company has received under its senior preferred stock purchase agreement with the U.S. Treasury has provided the company with the capital and liquidity needed to fulfill its mission of providing liquidity and support to the nation’s housing finance markets and to avoid a trigger of mandatory receivership under the Federal Housing Finance Regulatory Reform Act of 2008. For periods through December 31, 2013, Fannie Mae has requested cumulative draws totaling $116.1 billion and paid $113.9 billion in dividends to Treasury. Following the company’s March 2014 dividend payment of $7.2 billion to Treasury, Fannie Mae’s cumulative dividend payments to Treasury will exceed total draws from Treasury. Under the senior preferred stock purchase agreement, the payment of dividends does not offset prior draws. As a result, Treasury maintains a liquidation preference of $117.1 billion on the company’s senior preferred stock.
Treasury Draws and Dividend Payments

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(1)
Treasury draw requests are shown in the period for which requested and do not include the initial $1.0 billion liquidation preference of Fannie Mae’s senior preferred stock, for which Fannie Mae did not receive any cash proceeds. The payment of dividends does not offset prior Treasury draws.

(2)	The company’s dividend for the first quarter of 2014 is calculated based on the company’s net worth of $9.6 billion as of December 31, 2013 less the applicable capital reserve amount of $2.4 billion.

(3)	Amounts may not sum due to rounding.
In August 2012, the terms governing the company’s dividend obligations on the senior preferred stock were amended. The amended senior preferred stock purchase agreement does not allow the company to build a capital reserve. Beginning in 2013, the required senior preferred stock dividends each quarter equal the amount, if any, by which the company’s net worth as of the end of the immediately preceding fiscal quarter exceeds an applicable capital reserve amount. The capital reserve amount was $3.0 billion for each quarterly dividend period in 2013, decreased to $2.4 billion for dividend periods in 2014 and will continue to be reduced by $600 million each year until it reaches zero on January 1, 2018.
The amount of remaining funding available to Fannie Mae under the senior preferred stock purchase agreement with Treasury is currently $117.6 billion.
Fannie Mae is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the senior preferred stock purchase agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “Business—Conservatorship and Treasury Agreements” in the company’s annual report on Form 10-K for the year ended    December 31, 2013.
PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET
Fannie Mae provided approximately $4.1 trillion in liquidity to the mortgage market from January 1, 2009 through December 31, 2013 through its purchases and guarantees of loans, which enabled borrowers to complete 12.3 million mortgage refinancings and 3.7 million home purchases, and provided financing for 2.2 million units of multifamily housing.

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Fannie Mae’s market share remained high in 2013 as the company has continued to meet the needs of the single-family mortgage market in the absence of substantial issuances of mortgage-related securities by private institutions during the year. The company remained the largest single issuer of single-family mortgage-related securities in the secondary market during the fourth quarter of 2013, with an estimated market share of new single-family mortgage-related securities issuances of 46 percent, compared with 48 percent in the fourth quarter of 2012 and 47 percent for all of 2013.

Fannie Mae also remained a continuous source of liquidity in the multifamily market in 2013. As of September 30, 2013 (the latest date for which information is available), the company owned or guaranteed approximately 21 percent of the outstanding debt on multifamily properties.
HELPING TO BUILD A SUSTAINABLE HOUSING FINANCE SYSTEM
In addition to continuing to provide liquidity and support to the mortgage market, Fannie Mae has devoted significant resources toward helping to build a sustainable housing finance system for the future, primarily through pursuing the strategic goals identified by its conservator, FHFA. These strategic goals are: build a new infrastructure for the secondary mortgage market; gradually contract the company’s dominant presence in the marketplace while simplifying and shrinking its operations; and maintain foreclosure prevention activities and credit availability for new and refinanced mortgages.
CREDIT QUALITY
New Single-Family Book of Business: While continuing to make it possible for families to purchase, refinance, or rent a home, Fannie Mae has established responsible credit standards. Since 2009, Fannie Mae has seen the effect of actions it took, beginning in 2008, to significantly strengthen its underwriting and eligibility standards and change its pricing to promote sustainable homeownership and stability in the housing market. As of December 31, 2013, 77 percent of Fannie Mae’s single-family guaranty book of business consisted of loans it had purchased or guaranteed since the beginning of 2009. Given their strong credit risk profile and based on their performance so far, the company expects that in the aggregate these loans will be profitable over their lifetime, meaning the company’s fee income on these loans will exceed the company’s credit losses and administrative costs for them.

Fourth Quarter and Full Year 2013 Results	4

Single-family conventional loans acquired by Fannie Mae in 2013 had a weighted average borrower FICO credit score at origination of 753 and an average original loan-to-value (“LTV”) ratio of 76 percent.
Loss Reserves: The company’s total loss reserves decreased to $47.3 billion as of December 31, 2013 from $62.6 billion as of December 31, 2012. The company’s total loss reserves peaked at $76.9 billion as of December 31, 2011.
Fannie Mae’s single-family serious delinquency rate has declined each quarter since the first quarter of 2010, and was 2.38 percent as of December 31, 2013, compared with 5.47 percent as of March 31, 2010. This decrease is primarily the result of home retention solutions, foreclosure alternatives, and completed foreclosures, as well as the company’s acquisition of loans with stronger credit profiles since the beginning of 2009.

Fourth Quarter and Full Year 2013 Results	5

HOME RETENTION SOLUTIONS AND FORECLOSURE ALTERNATIVES
To reduce the credit losses Fannie Mae ultimately incurs on its legacy book of business, the company has been focusing its efforts on several strategies, including reducing defaults by offering home retention solutions, such as loan modifications. Fannie Mae completed approximately 39,000 loan modifications during the fourth quarter of 2013 and approximately 160,000 for the full year of 2013.
Fannie Mae views foreclosure as a last resort. For homeowners and communities in need, the company offers alternatives to foreclosure. We provided approximately 234,000 loan workouts in 2013 to help homeowners stay in their homes or otherwise avoid foreclosure. These efforts helped to stabilize neighborhoods, home prices and the housing market. In dealing with homeowners in distress, the company first seeks home retention solutions, which enable borrowers to stay in their homes, before turning to foreclosure alternatives. When there is no viable home retention solution or foreclosure alternative that can be applied, the company seeks to move to foreclosure expeditiously in an effort to minimize prolonged delinquencies that can hurt local home values and destabilize communities.

	For the Year Ended December 31,
	2013		2012		2011		2010
	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans
	(Dollars in millions)
Home retention strategies:
Modifications	$28,801	160,007	$30,640	163,412	$42,793	213,340	$82,826	403,506
Repayment plans and forbearances completed	1,594	12,022	3,298	23,329	5,042	35,318	4,385	31,579
HomeSaver Advance first-lien loans	—	—	—	—	—	—	688	5,191
Total home retention strategies	30,395	172,029	33,938	186,741	47,835	248,658	87,899	440,276
Foreclosure alternatives:
Short sales	9,786	46,570	15,916	73,528	15,412	70,275	15,899	69,634
Deeds-in-lieu of foreclosure	2,504	15,379	2,590	15,204	1,679	9,558	1,053	5,757
Total foreclosure alternatives	12,290	61,949	18,506	88,732	17,091	79,833	16,952	75,391
Total loan workouts	$42,685	233,978	$52,444	275,473	$64,926	328,491	$104,851	515,667
Loan workouts as a percentage of single-family guaranty book of business	1.48%	1.33%	1.85%	1.57%	2.29%	1.85%	3.66%	2.87%

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REFINANCING INITIATIVES
Through the company’s Refi Plus™ initiative, which offers refinancing flexibility to eligible Fannie Mae borrowers and includes HARP, the company acquired approximately 139,000 loans in the fourth quarter of 2013 and approximately 1 million loans for the full year of 2013. Some borrowers’ monthly payments increased as they took advantage of the ability to refinance through Refi Plus to reduce the term of their loan, to switch from an adjustable-rate mortgage to a fixed-rate mortgage, or to switch from an interest-only mortgage to a fully amortizing mortgage. Even taking these into account, refinancings delivered to Fannie Mae through Refi Plus in 2013 reduced borrowers’ monthly mortgage payments by an average of $223.

FORECLOSURES AND REO
Fannie Mae acquired 32,208 single-family REO properties, primarily through foreclosure, in the fourth quarter of 2013, compared with 37,353 in the third quarter of 2013. As of December 31, 2013, the company’s inventory of single-family REO properties was 103,229, compared with 100,941 as of September 30, 2013. The carrying value of the company’s single-family REO was $10.3 billion as of December 31, 2013.
The company’s single-family foreclosure rate was 0.82 percent for the full year of 2013. This reflects the number of single-family properties acquired through foreclosure or deeds-in-lieu of foreclosure as a percentage of the total number of loans in Fannie Mae’s single-family guaranty book of business.

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	For the Year Ended December 31,
	2013	2012	2011
Single-family foreclosed properties (number of properties):
Beginning of period inventory of single-family foreclosed properties (REO)	105,666	118,528	162,489
Total properties acquired through foreclosure	144,384	174,479	199,696
Dispositions of REO	(146,821)	(187,341)	(243,657)
End of period inventory of single-family foreclosed properties (REO)	103,229	105,666	118,528
Carrying value of single-family foreclosed properties (dollars in millions)	$10,334	$9,505	$9,692
Single-family foreclosure rate	0.82%	0.99%	1.13%
The company provides further discussion of its financial results and condition, credit performance, fair value balance sheets, and other matters in its annual report on Form 10-K for the year ended December 31, 2013, which was filed today with the Securities and Exchange Commission. Additional information about the company’s credit performance, the characteristics of its guaranty book of business, its foreclosure-prevention efforts, and other measures is contained in the “2013 Credit Supplement” at www.fanniemae.com.
# # #
In this release and the accompanying Appendix, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements regarding the company’s future earnings and financial results, including its profitability; the company’s future loss reserves; the profitability of its loans; its future dividend payments to Treasury; and the impact of the company’s actions to reduce credit losses. These estimates, forecasts, expectations, and statements are forward looking statements based on the company’s current assumptions regarding numerous factors, including future home prices and the future performance of its loans. Actual results, and future projections, could be materially different from what is set forth in the forward-looking statements as a result of home price changes, interest rate changes, unemployment rates, other macroeconomic and housing market variables, the company’s future serious delinquency rates, government policy, credit availability, borrower behavior, including increases in the number of underwater borrowers who strategically default on their mortgage loan, the volume of loans it modifies, the nature, volume and effectiveness of its loss mitigation strategies and activities, significant changes in modification and foreclosure activity, management of its real estate owned inventory and pursuit of contractual remedies, changes in the fair value of its assets and liabilities, impairments of its assets, future legislative or regulatory requirements that have a significant impact on the company’s business such as a requirement that the company implement a principal forgiveness program, future updates to the company’s models relating to loss reserves, including the assumptions used by these models, changes in generally accepted accounting principles, changes to the company’s accounting policies, failures by its mortgage seller-servicers to fulfill their repurchase obligations to it, effects from activities the company takes to support the mortgage market and help borrowers, the conservatorship and its effect on the company’s business, the investment by Treasury and its effect on the company’s business, the uncertainty of the company’s future, the company’s future guaranty fee pricing and the impact of that pricing on the company’s competitive environment, challenges the company faces in retaining and hiring qualified employees, the deteriorated credit performance of many loans in the company’s guaranty book of business, a decrease in the company’s credit ratings, defaults by one or more institutional counterparties, resolution or settlement agreements the company may enter into with its counterparties, operational control weaknesses, changes in the structure and regulation of the financial services industry, the company’s ability to access the debt markets, disruptions in the housing, credit, and stock markets, government investigations and litigation, the performance of the company’s servicers, conditions in the foreclosure environment, natural or other disasters, and many other factors, including those discussed in the “Risk Factors” section of and elsewhere in the company’s annual report on Form 10-K for the year ended December 31, 2013, and elsewhere in this release.
Fannie Mae provides Web site addresses in its news releases solely for readers’ information. Other content or information appearing on these Web sites is not part of this release.
Fannie Mae enables people to buy, refinance, or rent a home.
Visit us at: www.fanniemae.com/progress
Follow us on Twitter: http://twitter.com/FannieMae

Fourth Quarter and Full Year 2013 Results	8

APPENDIX
SUMMARY OF FOURTH QUARTER AND FULL YEAR 2013 RESULTS
Fannie Mae reported net income of $6.5 billion for the fourth quarter of 2013, compared with net income of $8.7 billion for the third quarter of 2013 and net income of $7.6 billion for the fourth quarter of 2012. The company reported net income of $84.0 billion for 2013, compared with net income of $17.2 billion for 2012.

(Dollars in millions)	4Q13	3Q13	Variance	FY 2013	FY 2012	Variance
Net interest income	$4,851	$5,582	$(731)	$22,404	$21,501	$903
Fee and other income	2,136	741	1,395	3,930	1,487	2,443
Net revenues	6,987	6,323	664	26,334	22,988	3,346
Investment gains, net	135	648	(513)	1,191	487	704
Net other-than-temporary impairments	(22)	(27)	5	(64)	(713)	649
Fair value gains (losses), net	961	335	626	2,959	(2,977)	5,936
Administrative expenses	(632)	(646)	14	(2,545)	(2,367)	(178)
Credit-related income
Benefit for credit losses	—	2,609	(2,609)	8,949	852	8,097
Foreclosed property income	1,082	1,165	(83)	2,839	254	2,585
Total credit-related income	1,082	3,774	(2,692)	11,788	1,106	10,682
Other non-interest expenses(1)	(237)	(308)	71	(1,096)	(1,304)	208
Net gains (losses) and income (expenses)	1,287	3,776	(2,489)	12,233	(5,768)	18,001
Income before federal income taxes	8,274	10,099	(1,825)	38,567	17,220	21,347
(Provision) benefit for federal income taxes	(1,816)	(1,355)	(461)	45,415	—	45,415
Net income	6,458	8,744	(2,286)	83,982	17,220	66,762
Less: Net (income) loss attributable to the noncontrolling interest	(1)	(7)	6	(19)	4	(23)
Net income attributable to Fannie Mae	$6,457	$8,737	$(2,280)	$83,963	$17,224	$66,739
Total comprehensive income attributable to Fannie Mae	$6,590	$8,603	$(2,013)	$84,782	$18,843	$65,939
Preferred stock dividends	$(7,191)	$(8,617)	$1,426	$(85,419)	$(15,827)	$(69,592)

(1)	Consists of debt extinguishment gains (losses), net, TCCA fees and other expenses.
Net revenues were $7.0 billion for the fourth quarter of 2013, compared with $6.3 billion for the third quarter of 2013. For the year, net revenues were $26.3 billion, up from $23.0 billion in 2012.
Net interest income was $4.9 billion for the fourth quarter of 2013, compared with $5.6 billion for the third quarter of 2013. The decrease in net interest income compared to the third quarter of 2013 was due to lower amortization driven by prepayment volumes and lower interest income from retained mortgage portfolio assets due to a decline in the company’s retained mortgage portfolio. For the year, net interest income was $22.4 billion for 2013, compared with net interest income of $21.5 billion for 2012. The increase in net interest income compared to 2012 was due primarily to higher amortization driven by prepayment volumes and an increase in guaranty fees, partially offset by lower interest income from retained mortgage portfolio assets due to a decline in the company’s retained mortgage portfolio.

Fourth Quarter and Full Year 2013 Results	9

Fee and other income was $2.1 billion for the fourth quarter of 2013, compared with $741 million for the third quarter of 2013. For the year, fee and other income was $3.9 billion for 2013, compared with $1.5 billion for 2012. The increases in fee and other income were due primarily to funds the company received in 2013 pursuant to settlement agreements resolving certain lawsuits relating to private-label mortgage-related securities sold to Fannie Mae.
Credit-related income, which consists of recognition of a benefit for credit losses and foreclosed property income, was $1.1 billion in the fourth quarter of 2013, compared with $3.8 billion in the third quarter of 2013. Credit-related income decreased in the fourth quarter of 2013 compared with the third quarter of 2013 due primarily to slower home price improvement in the quarter. For the year, credit-related income was $11.8 billion, compared with credit-related income of $1.1 billion in 2012. The company’s credit results for 2013 and 2012 were positively impacted by increases in home prices, which resulted in reductions in our loss reserves. Credit-related income improved year over year due primarily to a decline in the number of delinquent loans in the company’s single-family guaranty book of business; recognition of compensatory fee income in 2013 related to servicing matters and gains resulting from resolution agreements reached in 2013 related to representation and warranty matters; and updates to assumptions and data used to estimate the company’s allowance for loan losses of individually impaired single-family loans, which resulted in a decrease to the company’s allowance for loan losses.

Fourth Quarter and Full Year 2013 Results	10

Credit losses, which the company defines as net charge-offs plus foreclosed property expense, excluding the effect of certain fair-value losses, were $260 million in the fourth quarter of 2013, compared with $1.1 billion in the third quarter of 2013. For the year, credit losses were $4.5 billion compared with $14.6 billion in 2012. Credit losses decreased in 2013 compared with 2012 due primarily to the recognition of compensatory fee income in 2013 related to servicing matters and gains resulting from resolution agreements reached in 2013 related to representation and warranty matters. Also contributing to the decrease in credit losses in 2013 was an improvement in sales prices on Fannie Mae-owned properties and lower REO acquisitions driven primarily by lower delinquencies.

Total loss reserves, which reflect the company’s estimate of the probable losses the company has incurred in its guaranty book of business, including concessions it granted borrowers upon modification of their loans, were $47.3 billion as of December 31, 2013, compared with $48.4 billion as of September 30, 2013 and $62.6 billion as of December 31, 2012. The total loss reserve coverage to total nonaccrual loans was 57 percent as of December 31, 2013, compared with 55 percent as of December 31, 2012 and 54 percent as of December 31, 2011.
Net fair value gains were $1.0 billion in the fourth quarter of 2013, compared with $335 million in the third quarter of 2013. For the year, net fair value gains were $3.0 billion, compared with net fair value losses of $3.0 billion in 2012. The company recorded fair value gains in the fourth quarter of 2013 and for the full year of 2013 due primarily to fair value gains on risk management derivatives as interest rates increased during the year.

Fourth Quarter and Full Year 2013 Results	11

BUSINESS SEGMENT RESULTS
The business groups running Fannie Mae’s three reporting segments – its Single-Family business, its Multifamily business, and its Capital Markets group – engage in complementary business activities in pursuing the company’s mission of providing liquidity, stability, and affordability to the U.S. housing market. The company’s Single-Family and Multifamily businesses work with Fannie Mae’s lender customers, who deliver mortgage loans that the company purchases and securitizes into Fannie Mae MBS. The Capital Markets group manages the company’s mortgage-related assets and other interest-earning non-mortgage investments, funding purchases of mortgage-related assets primarily with proceeds received from the issuance of Fannie Mae debt securities in the domestic and international capital markets. The Capital Markets group also provides liquidity to the mortgage market through short-term financing and other activities.
Single-Family business had net income of $2.1 billion in the fourth quarter of 2013, compared with net income of $4.7 billion in the third quarter of 2013. The decrease in net income in the fourth quarter compared to the third quarter was driven by lower credit-related income due primarily to slower home price improvement in the quarter. For the year, the Single-Family business had net income of $48.3 billion, compared with net income of $6.3 billion in 2012. The improvement in annual net income was due primarily to the release of the company’s valuation allowance against its deferred tax assets, as well as an increase in credit-related income. In addition, guaranty fee income increased in 2013 compared with 2012 due to the impact of guaranty fee increases. The single-family guaranty book of business was $2.89 trillion as of December 31, 2013, compared with $2.88 trillion as of September 30, 2013 and $2.83 trillion as of December 31, 2012.
Multifamily business had net income of $706 million in the fourth quarter of 2013, compared with $478 million in the third quarter of 2013. The increase in net income in the fourth quarter compared to the third quarter was driven primarily by increased credit-related income due to improvements in property valuations, as well as increased gains from partnership investments as the continued strength of national multifamily market fundamentals resulted in improved property-level operating performance and increased gains on the sale of investments. For the year, Multifamily had net income of $10.1 billion, compared with $1.5 billion in 2012. The improvement in annual net income was due primarily to the release of the company’s valuation allowance against its deferred tax assets, as well as increased credit-related income due to improvements in default and loss severity trends and improvements in property

Fourth Quarter and Full Year 2013 Results	12

valuations. The Multifamily guaranty book of business was $200.6 billion as of December 31, 2013, compared with $203.7 billion as of September 30, 2013 and $206.2 billion as of December 31, 2012.
Capital Markets group had net income of $4.5 billion in the fourth quarter of 2013, compared with $3.8 billion in the third quarter of 2013. The increase in quarterly net income was due primarily to settlement agreements resolving certain lawsuits relating to private-label mortgage-related securities sold to Fannie Mae and fair value gains on the company’s risk management derivatives as interest rates increased during the quarter. The group had net income of $27.5 billion for the year, compared with $14.2 billion for 2012. The improvement in annual net income was due primarily to the release of the company’s valuation allowance against its deferred tax assets, the recognition of fair value gains in 2013 compared with fair value losses in 2012, and the increase in fee and other income as a result of funds the company received pursuant to settlement agreements resolving certain lawsuits relating to private-label mortgage-related securities sold to Fannie Mae. The improvement in net income was partially offset by a decline in net interest income due to a decline in the company’s retained mortgage portfolio. The Capital Markets retained mortgage portfolio balance decreased to $490.7 billion as of December 31, 2013, compared with $633.1 billion as of December 31, 2012, resulting from purchases of $269.4 billion and liquidations and sales of $411.8 billion during the year.

(Dollars in millions)	4Q13	3Q13	Variance	2013	2012	Variance
Single-Family Segment:
Guaranty fee income	$2,830	$2,719	$111	$10,468	$8,151	$2,317
Credit-related income	848	3,642	(2,794)	11,205	919	10,286
Other	(877)	(865)	(12)	(2,507)	(2,700)	193
Income before federal income taxes	2,801	5,496	(2,695)	19,166	6,370	12,796
(Provision) benefit for federal income taxes	(667)	(751)	84	29,110	(80)	29,190
Net income	$2,134	$4,745	$(2,611)	$48,276	$6,290	$41,986
Multifamily Segment:
Guaranty fee income	$315	$311	$4	$1,217	$1,040	$177
Credit-related income	234	132	102	583	187	396
Other	203	43	160	345	80	265
Income before federal income taxes	752	486	266	2,145	1,307	838
(Provision) benefit for federal income taxes	(46)	(8)	(38)	7,924	204	7,720
Net income	$706	$478	$228	$10,069	$1,511	$8,558
Capital Markets Segment:
Net interest income	$2,031	$2,311	$(280)	$9,764	$13,241	$(3,477)
Investment gains, net	1,074	1,590	(516)	4,911	6,217	(1,306)
Fair value gains (losses), net	1,061	371	690	3,148	(3,041)	6,189
Other	1,461	123	1,338	1,319	(2,092)	3,411
Income before federal income taxes	5,627	4,395	1,232	19,142	14,325	4,817
(Provision) benefit for federal income taxes	(1,103)	(596)	(507)	8,381	(124)	8,505
Net income	$4,524	$3,799	$725	$27,523	$14,201	$13,322

Fourth Quarter and Full Year 2013 Results	13

ANNEX I
FANNIE MAE
(In conservatorship)
Consolidated Balance Sheets
(Dollars in millions, except share amounts)

	As of December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$19,228	$21,117
Restricted cash (includes $23,982 and $61,976, respectively, related to consolidated trusts)	28,995	67,919
Federal funds sold and securities purchased under agreements to resell or similar arrangements	38,975	32,500
Investments in securities:
Trading, at fair value	30,768	40,695
Available-for-sale, at fair value (includes $998 and $935, respectively, related to consolidated trusts)	38,171	63,181
Total investments in securities	68,939	103,876
Mortgage loans:
Loans held for sale, at lower of cost or fair value (includes $31 and $72, respectively, related to consolidated trusts)	380	464
Loans held for investment, at amortized cost:
Of Fannie Mae	300,159	355,544
Of consolidated trusts (includes $14,268 and $10,800, respectively, at fair value and loans pledged as collateral that may be sold or repledged of $442 and $943, respectively)	2,769,547	2,652,193
Total loans held for investment	3,069,706	3,007,737
Allowance for loan losses	(43,846)	(58,795)
Total loans held for investment, net of allowance	3,025,860	2,948,942
Total mortgage loans	3,026,240	2,949,406
Accrued interest receivable, net (includes $7,271 and $7,567, respectively, related to consolidated trusts)	8,319	9,176
Acquired property, net	11,621	10,489
Deferred tax assets, net	47,560	—
Other assets (includes cash pledged as collateral of $1,590 and $1,222, respectively)	20,231	27,939
Total assets	$3,270,108	$3,222,422
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $8,276 and $8,645, respectively, related to consolidated trusts)	$10,553	$11,303
Debt:
Of Fannie Mae (includes $1,308 and $793, respectively, at fair value)	529,434	615,864
Of consolidated trusts (includes $14,976 and $11,647, respectively, at fair value)	2,705,089	2,573,653
Other liabilities (includes $488 and $1,059, respectively, related to consolidated trusts)	15,441	14,378
Total liabilities	3,260,517	3,215,198
Commitments and contingencies (Note 19)	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock, 1,000,000 shares issued and outstanding	117,149	117,149
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued, 1,158,080,657 and 1,158,077,970 shares outstanding, respectively	687	687
Accumulated deficit	(121,227)	(122,766)
Accumulated other comprehensive income	1,203	384
Treasury stock, at cost, 150,682,046 and 150,684,733 shares, respectively	(7,401)	(7,401)
Total Fannie Mae stockholders’ equity	9,541	7,183
Noncontrolling interest	50	41
Total equity (See Note 1: Impact of U.S. Government Support and (Loss) Earnings per Share for information on our dividend obligation to Treasury)	9,591	7,224
Total liabilities and equity	$3,270,108	$3,222,422

See Notes to Consolidated Financial Statements

Fourth Quarter and Full Year 2013 Results	14

FANNIE MAE
(In conservatorship)
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Dollars and shares in millions, except per share amounts)

	For the Year Ended December 31,
	2013	2012	2011
Interest income:
Trading securities	$779	$989	$1,087
Available-for-sale securities	2,357	3,299	3,277
Mortgage loans (includes $101,448, $110,451, and $123,633, respectively, related to consolidated trusts)	114,238	124,706	138,462
Other	175	196	117
Total interest income	117,549	129,190	142,943
Interest expense:
Short-term debt	131	152	310
Long-term debt (includes $84,751, $95,612, and $108,641, respectively, related to consolidated trusts)	95,014	107,537	123,352
Total interest expense	95,145	107,689	123,662
Net interest income	22,404	21,501	19,281
Benefit (provision) for credit losses	8,949	852	(26,718)
Net interest income (loss) after benefit (provision) for credit losses	31,353	22,353	(7,437)
Investment gains, net	1,191	487	506
Net other-than-temporary impairments	(64)	(713)	(308)
Fair value gains (losses), net	2,959	(2,977)	(6,621)
Debt extinguishment gains (losses), net	131	(244)	(232)
Fee and other income	3,930	1,487	1,163
Non-interest income (loss)	8,147	(1,960)	(5,492)
Administrative expenses:
Salaries and employee benefits	1,218	1,195	1,236
Professional services	910	766	736
Occupancy expenses	189	188	179
Other administrative expenses	228	218	219
Total administrative expenses	2,545	2,367	2,370
Foreclosed property (income) expense	(2,839)	(254)	780
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	1,001	238	—
Other expenses, net	226	822	866
Total expenses	933	3,173	4,016
Income (loss) before federal income taxes	38,567	17,220	(16,945)
Benefit for federal income taxes	45,415	—	90
Net income (loss)	83,982	17,220	(16,855)
Other comprehensive income:
Changes in unrealized gains on available-for-sale securities, net of reclassification adjustments and taxes	693	1,735	622
Other	126	(116)	(175)
Total other comprehensive income	819	1,619	447
Total comprehensive income (loss)	84,801	18,839	(16,408)
Less: Comprehensive (income) loss attributable to noncontrolling interest	(19)	4	—
Total comprehensive income (loss) attributable to Fannie Mae	$84,782	$18,843	$(16,408)
Net income (loss)	$83,982	$17,220	$(16,855)
Less: Net (income) loss attributable to noncontrolling interest	(19)	4	—
Net income (loss) attributable to Fannie Mae	$83,963	$17,224	$(16,855)
Dividends distributed or available for distribution to senior preferred stockholder (Note 11)	(85,419)	(15,827)	(9,614)
Net (loss) income attributable to common stockholders (Note 11)	$(1,456)	$1,397	$(26,469)
(Loss) earnings per share:
Basic	$(0.25)	$0.24	$(4.61)
Diluted	(0.25)	0.24	(4.61)
Weighted-average common shares outstanding:
Basic	5,762	5,762	5,737
Diluted	5,762	5,893	5,737

See Notes to Consolidated Financial Statements

Fourth Quarter and Full Year 2013 Results	15

FANNIE MAE
(In conservatorship)
Consolidated Statements of Cash Flows
(Dollars in millions)

	For the Year Ended December 31,
	2013	2012	2011
Cash flows provided by (used in) operating activities:
Net income (loss)	$83,982	$17,220	$(16,855)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Amortization of cost basis adjustments	(5,104)	(2,335)	(369)
(Benefit) provision for credit losses	(8,949)	(852)	26,718
Current and deferred federal income taxes	(47,766)	10	1,044
Net change in trading securities	1,575	31,972	(17,048)
Net gains related to the disposition of acquired property and preforeclosure sales, including credit enhancements	(6,024)	(6,009)	(5,109)
Other, net	(4,811)	(3,005)	(3,619)
Net cash provided by (used in) operating activities	12,903	37,001	(15,238)
Cash flows provided by investing activities:
Purchases of trading securities held for investment	(7,521)	(3,216)	(2,951)
Proceeds from maturities and paydowns of trading securities held for investment	2,491	3,508	2,591
Proceeds from sales of trading securities held for investment	14,585	3,861	1,526
Purchases of available-for-sale securities	—	(34)	(192)
Proceeds from maturities and paydowns of available-for-sale securities	10,116	12,636	13,552
Proceeds from sales of available-for-sale securities	15,497	1,306	3,192
Purchases of loans held for investment	(195,386)	(210,488)	(78,099)
Proceeds from repayments and sales of loans acquired as held for investment of Fannie Mae	48,875	31,322	25,190
Proceeds from repayments and sales of loans acquired as held for investment of consolidated trusts	631,088	797,331	544,145
Net change in restricted cash	38,924	(17,122)	12,881
Advances to lenders	(139,162)	(144,064)	(70,914)
Proceeds from disposition of acquired property and preforeclosure sales	38,349	38,685	47,248
Net change in federal funds sold and securities purchased under agreements to resell or similar arrangements	(6,475)	13,500	(34,249)
Other, net	1,373	468	468
Net cash provided by investing activities	452,754	527,693	464,388
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	372,361	736,065	766,598
Payments to redeem debt of Fannie Mae	(459,745)	(854,111)	(815,838)
Proceeds from issuance of debt of consolidated trusts	409,979	396,513	233,516
Payments to redeem debt of consolidated trusts	(707,544)	(832,537)	(647,695)
Payments of cash dividends on senior preferred stock to Treasury	(82,452)	(11,608)	(9,613)
Proceeds from senior preferred stock purchase agreement with Treasury	—	4,571	23,978
Other, net	(145)	(9)	146
Net cash used in financing activities	(467,546)	(561,116)	(448,908)
Net (decrease) increase in cash and cash equivalents	(1,889)	3,578	242
Cash and cash equivalents at beginning of period	21,117	17,539	17,297
Cash and cash equivalents at end of period	$19,228	$21,117	$17,539
Cash paid during the period for:
Interest	$109,240	$119,259	$128,806
Income taxes	2,350	—	—
Non-cash activities:
Net mortgage loans acquired by assuming debt	$433,007	$537,862	$448,437
Net transfers from mortgage loans of Fannie Mae to mortgage loans of consolidated trusts	179,097	165,272	33,859
Transfers from advances to lenders to loans held for investment of consolidated trusts	137,074	133,554	69,223
Net transfers from mortgage loans to acquired property	34,024	46,981	56,517

See Notes to Consolidated Financial Statements

Fourth Quarter and Full Year 2013 Results	16

FANNIE MAE
(In conservatorship)
Consolidated Statements of Changes in Equity (Deficit)
(Dollars and shares in millions)

	Fannie Mae Stockholders’ Equity (Deficit)
	Shares Outstanding			Senior Preferred Stock	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Non Controlling Interest	Total Equity (Deficit)
	Senior Preferred	Preferred	Common
Balance as of January 1, 2011	1	577	1,119	$88,600	$20,204	$667	$—	$(102,986)	$(1,682)	$(7,402)	$82	$(2,517)
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(29)	(29)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(16,855)	—	—	—	(16,855)
Other comprehensive income, net of tax effect:
Changes in net unrealized losses on available-for-sale securities (net of tax of $250)	—	—	—	—	—	—	—	—	465	—	—	465
Reclassification adjustment for other-than-temporary impairments recognized in net loss (net of tax of $99)	—	—	—	—	—	—	—	—	209	—	—	209
Reclassification adjustment for gains included in net loss (net of tax of $28)	—	—	—	—	—	—	—	—	(52)	—	—	(52)
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	(175)	—	—	(175)
Total comprehensive loss												(16,408)
Senior preferred stock dividends	—	—	—	—	—	—	(1,072)	(8,541)	—	—	—	(9,613)
Increase to senior preferred liquidation preference	—	—	—	23,978	—	—	—	—	—	—	—	23,978
Conversion of convertible preferred stock into common stock	—	(21)	39	—	(1,074)	20	1,054	—	—	—	—	—
Other	—	—	—	—	—	—	18	1	—	(1)	—	18
Balance as of December 31, 2011	1	556	1,158	112,578	19,130	687	—	(128,381)	(1,235)	(7,403)	53	(4,571)
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(8)	(8)
Comprehensive income:
Net income	—	—	—	—	—	—	—	17,224	—	—	(4)	17,220
Other comprehensive income, net of tax effect:
Changes in net unrealized losses on available-for-sale securities (net of tax of $702)	—	—	—	—	—	—	—	—	1,289	—	—	1,289
Reclassification adjustment for other-than-temporary impairments recognized in net income (net of tax of $250)	—	—	—	—	—	—	—	—	463	—	—	463
Reclassification adjustment for gains included in net income (net of tax of $9)	—	—	—	—	—	—	—	—	(17)	—	—	(17)
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	(116)	—	—	(116)
Total comprehensive income												18,839
Senior preferred stock dividends	—	—	—	—	—	—	1	(11,609)	—	—	—	(11,608)
Increase to senior preferred liquidation preference	—	—	—	4,571	—	—	—	—	—	—	—	4,571
Other	—	—	—	—	—	—	(1)	—	—	2	—	1
Balance as of December 31, 2012	1	556	1,158	117,149	19,130	687	—	(122,766)	384	(7,401)	41	7,224
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(10)	(10)
Comprehensive income:
Net income	—	—	—	—	—	—	—	83,963	—	—	19	83,982
Other comprehensive income, net of tax effect:
Changes in net unrealized gains on available-for-sale securities (net of tax of $529)	—	—	—	—	—	—	—	—	983	—	—	983
Reclassification adjustment for other-than-temporary impairments recognized in net income (net of tax of $22)	—	—	—	—	—	—	—	—	42	—	—	42
Reclassification adjustment for gains included in net income (net of tax of $179)	—	—	—	—	—	—	—	—	(332)	—	—	(332)
Prior service cost and actuarial gains, net of amortization for defined benefit plans (net of tax of $68)	—	—	—	—	—	—	—	—	126	—	—	126
Total comprehensive income												84,801
Senior preferred stock dividends	—	—	—	—	—	—	—	(82,452)	—	—	—	(82,452)
Other	—	—	—	—	—	—	—	28	—	—	—	28
Balance as of December 31, 2013	1	556	1,158	$117,149	$19,130	$687	$—	$(121,227)	$1,203	$(7,401)	$50	$9,591

See Notes to Consolidated Financial Statements

Fourth Quarter and Full Year 2013 Results	17